                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                NovaCare, Inc.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- --------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

- --------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------

     (3) Filing party:

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     (4) Date filed:

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

                                [NOVACARE LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To Be Held November 5, 1998

                                                   King of Prussia, Pennsylvania
                                                                 October 2, 1998

To the Holders of Common Stock of
  NovaCare, Inc.:

     The Annual Meeting of the Stockholders of NovaCare, Inc. (the "Company") will be held at the Crystal Tea Room (Wannamaker Building), 100 Penn Square East, Ninth Floor, Philadelphia, Pennsylvania 19107, on Thursday, November 5, 1998 at 10:00 A.M., local time, to consider and act upon the following matters:

          1. Election of directors for the ensuing year.

          2. To consider and act upon a proposal to approve the NovaCare 1998 Stock Option Plan.

          3. To consider and act upon a proposal to approve a grant of options to purchase Common Stock to an executive officer.

          4. Ratification of selection of independent accountants.

          5. Such other business as may properly come before the meeting or any adjournments thereof.

     Only stockholders of record at the close of business on September 7, 1998 are entitled to notice of and to vote at the meeting. A list of the stockholders entitled to vote at the meeting may be examined at the Company's executive offices in King of Prussia, Pennsylvania during the ten-day period preceding the meeting.

                                          By order of the Board of Directors,

                                          Richard S. Binstein,
                                          Secretary

     Stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please mark, sign and date the enclosed proxy and mail it promptly in the enclosed return envelope so that your vote can be recorded. The envelope does not require any postage if mailed in the United States.

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of NovaCare, Inc. (the "Company") for use at the 1998 Annual Meeting of Stockholders (the "Meeting") to be held on November 5, 1998, and at any adjournments thereof. If properly signed and returned to the Company and not revoked, the proxy will be voted in accordance with the instructions it contains. The persons named in the accompanying proxy will vote the proxy for the Board of Directors' slate of directors and as recommended by the Board of Directors unless contrary instructions are given. This Proxy Statement and the enclosed proxy are first being sent to stockholders on or about October 2, 1998. The Company's principal executive offices are located at 1016 West Ninth Avenue, King of Prussia, Pennsylvania 19406.

     Any proxy may be revoked at any time before it is exercised. The casting of a ballot at the Meeting by a stockholder who may theretofore have given a proxy will not have the effect of revoking that proxy.

     Only stockholders of record at the close of business on September 7, 1998 are entitled to vote at the Meeting or any adjournments thereof. As of September 7, 1998, the Company had 62,535,789 outstanding shares of common stock, $.01 par value (the "Common Stock"), each holder of which is entitled to one vote per share with respect to each matter to be voted on at the Meeting. The Company has no class or series of stock outstanding other than the Common Stock.

     Directors are elected by plurality vote. Approval of the proposals to approve the NovaCare 1998 Stock Option Plan and to grant options to an executive officer, and ratification of the selection of independent accountants for the Company will require the affirmative vote of the holders of a majority of the Common Stock entitled to vote on the proposals and present in person or represented by proxy. With respect to such proposals, abstentions will be included, but broker non-votes will not be included, in the calculation of the number of holders who are present at the Meeting.

                            I. ELECTION OF DIRECTORS

     Nine directors will be elected at the Meeting. It is the intention of each of the persons named in the accompanying proxy to vote the shares represented thereby in favor of the nine nominees listed in the following table, unless contrary instructions are given. All of such nominees are presently serving as directors. In case any of the nominees is unable or declines to serve, such persons reserve the right to vote the shares represented by such proxy for another person duly nominated by the Board of Directors in his or her stead or, if no other person is so nominated, to vote such shares only for the remaining nominees. The Board of Directors has no reason to believe that any person named will be unable or will decline to serve. The directors elected by the stockholders will serve until the 1999 Annual Meeting of Stockholders and until their respective successors are duly elected and shall have qualified. Certain information concerning the nominees for election as directors is set forth below. Such information was furnished by them to the Company.

                                                               SHARES OF COMMON
                                                                 STOCK OWNED
                    NAME OF NOMINEE AND                       BENEFICIALLY AS OF    PERCENT
                  BIOGRAPHICAL INFORMATION                    AUGUST 15, 1998(1)    OF CLASS
                  ------------------------                    ------------------    --------
PETER O. CRISP, age 66, has been a director of the Company
since October 1997. Mr. Crisp was an associate of
Rockefeller Family & Associates, a family investment group,
from 1960 to August 1997; He served as a General Partner in
Venrock Associates, a venture capital limited partnership,
and as Chairman of Venrock, Inc., a venture capital
investment firm. Currently, Mr. Crisp is a Vice Chairman of
Rockefeller Financial Services, a position he has held since
October 1997. He is also a director of the following
corporations: American Superconductor Corp.; Evans &
Sutherland Computer Corp.; Thermedics, Inc.; Thermo Electron
Corporation; Thermo Power Corporation; ThermoTrex Corp.; and
U.S. Trust Corporation.                                              41,808             *

JOHN H. FOSTER, age 56, has been Chairman of the Board of
the Company since December 1984. Between December 1984 and
May 1997, he was also Chief Executive Officer of the
Company. Mr. Foster is a director of Corning Incorporated,
an international corporation with business interests in
specialty materials and communications. Since March 1991,
Mr. Foster also has been Chairman of the Board and Chief
Executive Officer of Integra, Inc., a national mental health services company incorporated in 1991. He is also a director of NovaCare Employee Services, Inc., a professional employer organization approximately 71% owned by the Company
("NCES"). Mr. Foster is founder and Chairman of Foster
Management Company, an investment advisor, and general
partner of various venture capital investment funds.              4,151,214(2)        6.5%

TIMOTHY E. FOSTER, age 46, has been Chief Executive Officer
of the Company since May 1997 and a director of the Company
since December 1984. He was President and Chief Operating
Officer of the Company from October 1994 to May 1997. He
served as Senior Vice President, Finance and Administration
and Chief Financial Officer of the Company from November
1988 to October 1994, Treasurer of the Company from March
1992 to October 1994 and Secretary of the Company from
September 1987 to May 1994. Since February 1995, he has also been a director of Integra, Inc., a national mental health
services company. He is also a director of NCES.                    910,001(3)        1.4%

E. MARTIN GIBSON, age 60, has been a director of the Company since March 1992. Mr. Gibson, who is retired, served as
Chairman and Chief Executive Officer of Corning Lab
Services, Inc., a subsidiary of Corning Incorporated, from
1990 until December 1994. He currently serves as a director
of International Technology Corp., an environmental
management company, Hardinge Brothers, Inc., a manufacturer
of machine tools, Pharmerica Corp., an institutional
pharmacy company, and Sensus Corp., a private biotechnology
company, and as the Chairman of the Board of NCES.                   39,333(4)          *

                                                               SHARES OF COMMON
                                                                 STOCK OWNED
                    NAME OF NOMINEE AND                       BENEFICIALLY AS OF    PERCENT
                  BIOGRAPHICAL INFORMATION                    AUGUST 15, 1998(1)    OF CLASS
                  ------------------------                    ------------------    --------
SIRI S. MARSHALL, age 50, has been a director of the Company since May 1994. Ms. Marshall has been Senior Vice President
and General Counsel of General Mills, Inc., a food
manufacturing company, since October 1994. Ms. Marshall was
Senior Vice President, General Counsel and Secretary of Avon
Products, Inc., a manufacturer and marketer of beauty
products, fashion jewelry and fragrances, from 1992 to 1994.
She is a member of the Chief Legal Officers Roundtable and a
Trustee of the Minneapolis Institute of Arts.                        28,533(5)          *

JAMES W. McLANE, age 59, has been President and Chief
Operating Officer and a director of the Company since May
1997. From 1991 to 1997, Mr. McLane served as Chief
Executive Officer of Aetna Health Plans and as Executive
Vice President of Aetna Life and Casualty. Mr. McLane is
also a director of FemRx, Inc., a medical device
manufacturer, and Alignis, Inc., a complementary healthcare
services company.                                                   250,000(6)          *

STEPHEN E. O'NEIL, age 65, has been a director of the
Company since December 1984. Mr. O'Neil has been a Principal of The O'Neil Group, a private investment firm, since 1981.
He is a director of Brown-Forman Corporation, Castle
Convertible Fund, Inc., Spectra Fund, Inc., Alger Fund,
Inc., Alger American Funds and NCES.                                 36,833(7)          *

GEORGE W. SIGULER, age 51, has been a director of the
Company since September 1986. Since January 1996, he has
been a managing director of Siguler Guff & Company, LLC, an
investment management firm. From September 1991 to January
1996, Mr. Siguler was a managing director of Mitchell
Hutchins Institutional Investors Inc. Mr. Siguler is a
director of Business Mortgage Investors, Inc. and Venture
Lending and Leasing, Inc.                                            40,733(8)          *

DANIEL C. TOSTESON, M.D., age 73, has been a director of the
Company since April 1991. He is Dean Emeritus of the Faculty of Medicine and Caroline Shields Walker Distinguished
Professor of Cell Biology, Harvard University. From 1977 to
1997, Dr. Tosteson was Dean of the Faculty of Medicine,
Caroline Shields Walker Professor of Cell Biology, Harvard
University and President of Harvard Medical Center,
1977-1997. Dr. Tosteson was President of Massachusetts
Biomedical Research Corporation from 1989 to 1997 and was a
Member of the Board of Trustees of Duke University from 1987
until 1995.                                                          42,733(9)          *

- ---------------
 *  Less than one percent.

(1) As of August 15, 1998, each director had sole voting and investment power with respect to all shares shown in the table as beneficially owned by him or her, except as indicated below.

(2) Includes 1,650,001 shares of the Company's Common Stock presently issuable upon exercise of options. In addition, Mr. Foster beneficially owns 4,000 shares (less than one percent) of the common stock (the "NCES Common Stock") of NCES, presently issuable upon exercise of options.

(3) Consists of 900,001 shares of the Company's Common Stock presently issuable upon exercise of options. In addition, Mr. Foster owns 14,000 shares (less than one percent) of NCES Common Stock, 4,000 of such shares presently issuable upon exercise of options.

(4) Includes 36,733 shares of the Company's Common Stock presently issuable upon exercise of options. In addition, Mr. Gibson owns 13,334 shares (less than one percent) of NCES Common Stock presently issuable upon exercise of options.

(5) Includes 26,533 shares of the Company's Common Stock presently issuable upon exercise of options. In addition, Ms. Marshall owns 3,334 shares (less than one percent) of NCES Common Stock presently issuable upon exercise of options.

(6) Consists of 250,000 shares of the Company's Common Stock presently issuable upon exercise of options. In addition, Mr. McLane owns 11,000 shares (less than one percent) of NCES Common Stock, of which 1,000 shares are presently issuable upon exercise of options.

(7) Includes 36,733 shares of the Company's Common Stock presently issuable upon exercise of options. In addition, Mr. O'Neil owns 6,667 shares (less than one percent) of NCES Common Stock presently issuable upon exercise of options.

(8) Consists of 36,733 shares of the Company's Common Stock presently issuable upon exercise of options. In addition, Mr. Siguler owns 3,334 shares (less than one percent) of NCES Common Stock presently issuable upon exercise of options.

(9) Consists of 42,733 shares of the Company's Common Stock presently issuable upon exercise of options. In addition, Dr. Tosteson owns 3,334 shares (less than one percent) of NCES Common Stock presently issuable upon exercise of options.

     No family relationship exists among any of the directors or executive officers of the Company.

     During the fiscal year ended June 30, 1998, the Board met nine times and convened once by means of unanimous written consent. Each of the nominees listed above presently serving as a director of the Company attended at least 75% of the meetings of the Board and meetings of any committees of the Board on which such person served which were held during the time that such person served, except as follows: George W. Siguler attended 73% of such Board and committee meetings.

     The Board has a Compensation Committee, an Audit Committee and a Nominating Committee. The members of the Compensation Committee are Robert G. Stone, Jr., who serves as Chairman, E. Martin Gibson, Siri S. Marshall and Stephen E. O'Neil. The Compensation Committee determines the compensation of senior management, administers the Company's 1986 Stock Option Plan and determines the persons who are to receive options and the number of shares subject to each option. The Compensation Committee met three times and convened once by unanimous written consent during the fiscal year ended June 30, 1998.

     The members of the Audit Committee are Stephen E. O'Neil, who serves as Chairman, Peter O. Crisp, E. Martin Gibson, Siri S. Marshall and George W. Siguler. The Audit Committee acts as a liaison between the Board and the independent accountants and annually recommends to the Board the appointment of the independent accountants. The Audit Committee reviews, with the independent accountants, the planning and scope of the audits of the financial statements, the results of those audits and the adequacy of internal accounting controls and monitors the Company's compliance programs and other corporate and financial policies. The Audit Committee met twice during the fiscal year ended June 30, 1998.

     The members of the Nominating Committee are Robert G. Stone, Jr. who serves as Chairman, John H. Foster, George W. Siguler and Daniel C. Tosteson. The Nominating Committee is authorized to review, approve and recommend persons for election as directors. The Nominating Committee did not meet during the fiscal year ended June 30, 1998. It will consider nominations by stockholders, which should be submitted in writing to the Chairman of the Committee addressed in care of the Secretary, NovaCare, Inc., 1016 West Ninth Avenue, King of Prussia, Pennsylvania 19406.

COMPENSATION OF DIRECTORS OF NOVACARE

     The Company provides each director with an annual retainer of $10,000 and an annual grant of options to purchase 10,000 shares of Common Stock. The Company pays each director a fee of $1,000 per meeting attended, plus out-of-pocket expenses. In addition, committee members receive a fee of $1,000, plus out-of-pocket expenses, for each non-telephonic committee meeting attended that is not scheduled in conjunction with a meeting of the full Board, and a fee of $500, plus out-of-pocket expenses, for each non-telephonic committee meeting attended in conjunction with a meeting of the full Board and for each telephonic meeting of the Board or any committee of the Board.

COMPENSATION OF EXECUTIVE OFFICERS OF THE COMPANY

     The following table sets forth information for the fiscal years ended June 30, 1998, 1997 and 1996 concerning the compensation paid or awarded to the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company during each such year.

                           SUMMARY COMPENSATION TABLE

                                                                           LONG TERM
                                                                          COMPENSATION
                                            ANNUAL COMPENSATION              AWARDS       ALL OTHER
          NAME AND                   ----------------------------------     OPTIONS      COMPENSATION
     PRINCIPAL POSITION       YEAR   SALARY($)   BONUS($)   OTHER($)(1)       (#)           ($)(2)
- ----------------------------  ----   ---------   --------   -----------   ------------   ------------
John H. Foster(3)...........  1998   $580,266    $487,670    $128,374              0       $100,584
Chairman of the Board         1997    553,899     389,100      66,627              0         36,303
                              1996    530,865           0                  2,000,000        590,451
Timothy E. Foster(4)........  1998    500,000     243,835       7,395              0         71,381
Chief Executive Officer       1997    495,482     194,550                          0         31,091
                              1996    403,750     100,000                  1,500,000         48,957
James W. McLane(5)..........  1998    457,500     195,068                          0        217,213
President and Chief           1997     70,274           0                    850,000              0
  Operating Officer
Daryl A. Dixon..............  1998    374,000     249,282                    134,867        153,492
President and General         1997    364,628     219,776                          0        120,152
  Manager -- Long Term Care   1996    315,000     142,616                    155,766        137,895
  Services Division
Ronald G. Hiscock(6)........  1998    295,174     164,576                    155,011         45,424
President and General         1997    272,903     175,944                          0         18,282
  Manager -- Outpatient       1996    199,022     125,612                    232,518         28,520
  Division

- ---------------
(1) This amount represents the Company's incremental cost of personal use of the Company aircraft, after deducting payments received by the Company for such use.

(2) Other than the forgiveness of a loan of $455,000 to John H. Foster during fiscal year 1996, and $61,586 payable in connection therewith in fiscal year 1996 pursuant to the terms of his employment agreement; forgiveness of $90,000 in loans in each of fiscal years 1998, 1997 and 1996 and $5,244, $6,993 and $8,741 payable in connection therewith to Daryl A. Dixon in fiscal years 1998, 1997 and 1996, respectively; and amounts paid in fiscal year 1996 of $7,049 to Ronald Hiscock as reimbursement for relocation expenses, these amounts represent contributions to the Company's 401(k) plan and its supplemental deferred compensation plan, and payments for long-term disability insurance.

(3) John H. Foster served as Chairman of the Board and Chief Executive Officer of the Company until May 1997, when he relinquished the position of Chief Executive Officer.

(4) Timothy E. Foster became Chief Executive Officer of the Company in May 1997. From October 1994 to May 1997, he was President and Chief Operating Officer of the Company. Prior to such time he served as Senior Vice
    President -- Finance and Administration, Chief Financial Officer and Treasurer of the Company.

(5) James W. McLane became President and Chief Operating Officer of the Company in May 1997.

(6) Ronald G. Hiscock became President and General Manager -- Outpatient Division in February 1996. He served as President and General
    Manager -- Orthotics/Prosthetics Division from April 1995 until its combination with the Outpatient Division in February 1996, and prior to that time served as the Vice President of Operations for the same division.

     The following table sets forth the number and value of options exercised by the executive officers of the Company named in the Summary Compensation Table during the fiscal year ended June 30, 1998 and the number and value of options held by such executive officers at June 30, 1998.

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1998
                       AND FISCAL YEAR-END OPTION VALUES

                                                                  NUMBER OF
                                                                 SECURITIES              VALUE OF
                                                                 UNDERLYING            UNEXERCISED
                                                                 UNEXERCISED           IN-THE-MONEY
                                                                 OPTIONS AT              OPTIONS
                                                              JUNE 30, 1998(#)    AT JUNE 30, 1998($)(1)
                                                              -----------------   ----------------------
                               SHARES ACQUIRED     VALUE        EXERCISABLE/           EXERCISABLE/
            NAME                UPON EXERCISE     REALIZED      UNEXERCISABLE         UNEXERCISABLE
            ----               ---------------   ----------   -----------------   ----------------------
John H. Foster...............            0       $        0   1,650,001/399,999   $8,143,755/$1,949,995
Timothy E. Foster............      307,200        1,615,043     900,001/299,999    4,387,505/ 1,462,495
James W. McLane..............            0                0     250,000/600,000      218,750/   525,000
Daryl A. Dixon...............       47,010          241,994      63,606/162,217      322,079/   137,794
Ronald G. Hiscock............       74,815          420,680      81,223/219,018      421,007/   355,309

- ---------------
(1) In-the-money options are those for which the fair market value of the underlying Common Stock exceeds the exercise price of the option. The value of in-the-money options is determined in accordance with regulations of the Securities and Exchange Commission by subtracting the aggregate exercise price of the option from the aggregate year-end value of the underlying Common Stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Robert G. Stone, Jr., as Chairman, Stephen E. O'Neil, E. Martin Gibson and Siri S. Marshall served on the Compensation Committee of the Board of Directors for the entire 1998 fiscal year. No insider served on the Committee and there were no interlocks.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors (the "Committee") presently is composed of four independent non-employee directors. The Committee is responsible for setting and monitoring the effectiveness of the compensation provided to the Company's officers, directors and senior management employees.

     In its decision-making, the Committee is guided by a compensation philosophy designed to reward employees for the achievement of organizational goals and for the maximization of stockholder return. Specific levels of pay and incentive opportunity are determined by the competitive market for executive talent and, where appropriate, the need to invest in the future growth of the business.

     To determine the appropriate levels of compensation for different executive and management positions, the Committee uses survey data provided by independent external consulting firms. The most recent survey data was provided by Towers-Perrin, a leading national consulting firm, and was supplemented by survey data provided by Watson Wyatt, William M. Mercer and Coopers and Lybrand. These firms maintain databases of compensation information from surveying hundreds of companies in a wide variety of industries. This information is updated on an ongoing basis. For the Company, competitive market data was extracted from these databases which included companies of similar size and complexity which are drawn from health care and related industries. The survey groups are consistent with the peer groups used in the performance graph found in this Proxy Statement. The data provided by these surveys (the "Surveys") were used during the year to evaluate the Company's executive and management compensation status across all operating divisions and provided the basis for fiscal year 1998 compensation planning.

     The compensation program, which provides incentives for executives to achieve the short-term and long-term goals of the Company, comprises three components: base salary, cash incentives and stock option awards.

     During fiscal year 1998, the executive salary ranges which were implemented during fiscal year 1994 for all management and executive positions (excluding the Chairman and the Chief Executive Officer), after adjusting for market rate changes based on the information from the Surveys, were used to administer all three components of the compensation program. The structure provided by these ranges allowed the Company to manage consistently and fairly the reward system, to encourage inter-divisional transfers, to manage compensation expenses and to control participation in supplemental benefits programs.

  Base Salary

     Consistent with all salary programs of the Company, executive base salaries are targeted at the 50th percentile of the competitive market. Annual salary adjustments, including that of the Chairman and Chief Executive Officer, are based on individual performance.

  Incentive Compensation

     Based on organizational level and performance, incentive opportunities are available to a wide range of Company employees. These programs are effective in reenforcing both the overall values of the Company and the specific operating goals of the various business units.

     Executive incentive plans are designed to focus executive attention on the key performance goals of the Company, to identify the expected levels of performance and to reward individuals who meet or exceed such expectations. The aggregate amounts available for incentive awards are determined by the overall financial performance of the Company. The actual awards paid to individual recipients under the plans are based on the achievement of weighted performance goals.

     For the Chairman, the Chief Executive Officer and the President/Chief Operating Officer, the key measure of performance in fiscal year 1998 was earnings per share (exclusive of nonrecurring items). The targeted amount of incentive compensation opportunity for the Chairman and the Chief Executive Officer was a fixed percentage of the Company's net income. Actual awards, which cannot exceed this fixed percentage, were determined by a formula which compares actual earnings per share performance to budgeted earnings per share. If actual earnings per share were less than 90% of budgeted earnings per share, no awards were available to the Chairman, the Chief Executive Officer or the President/Chief Operating Officer.

     For other executives and management employees, including the other executives named in this Proxy Statement, incentive awards were also performance-driven. A minimum of 25% of the incentive award was based on financial performance, and the remainder was based on achievement of specific business objectives. To earn incentive awards based on financial performance, the Company's performance must at a minimum have reached 85% of the financial performance targets established by the Board of Directors, at which level of performance 45% of the targeted incentive opportunity would be earned. Earned awards increased proportionally and reached 100% at achievement of 100% of the performance goal. Performance awards over 100% increased on a formula basis up to 200% of the targeted incentive opportunity at 130% of such performance goal; awards were capped at 200% of the targeted amount.

  Stock Option Awards

     The Company's 1986 Stock Option Plan (the "Plan") was approved by the Board of Directors and the stockholders of the Company to align executives' interests with stockholders' interests, to provide incentives for key employees of the Company and its subsidiaries by encouraging their ownership of Common Stock and to aid the Company in attracting and retaining such key employees, upon whose efforts the Company's success and future growth depends.

     Options are granted at the discretion of the Committee. Individual grant sizes are determined based on a variety of factors, which include practices for similar positions in the market and organizational and individual performance. At the discretion of the Committee, and based on the recommendation of management, options may also be used as an incentive for candidates recruited to fill key positions, or as special retention incentives for employees with significant future potential.

     All options under the Plan are granted at 100% of the fair market value on date of grant. The term of the option is 10 years from the date of grant and vested options can be exercised at any time during such period. Options generally vest and become exercisable in cumulative annual installments of 20% over five years commencing one year after the date of grant. If an employee leaves the Company before options are vested, the unexercised options are forfeited and may be reissued under the Plan. Most of the options currently outstanding under the Plan were issued in May 1996 with an alternate price-based vesting schedule. Under that vesting schedule options vest in 20% increments either pursuant to the standard five-year schedule or when the market price of the Company's Common Stock averages $8, $10, $12, $14 and $16 for 40 consecutive trading days, whichever first occurs. In August 1997, the Compensation Committee of the Board authorized a Replacement Stock Option Plan (the "Replacement Program") for employees (excluding the Chairman, Chief Executive Officer and President/Chief Operating Officer) who participated in the May 1996 option grants. The Program was offered to stock option holders on a voluntary basis. Option holders electing to participate in the Replacement Program received an additional option grant equal to 25% of their option holdings as of May 1996 and agreed (i) to exercise between 25% and 30% of their vested options in a block sale conducted by the Company and (ii) to refrain from exercising their remaining vested options for a period of two years, except for the exercise and sale of option stock through block sales to be conducted by the Company in 1998 and 1999. Option holders who had already exercised 25% or more of their vested options were not eligible to participate in the Replacement Program.

  Compensation of Chief Executive Officer

     For fiscal year 1998, Timothy E. Foster, who became Chief Executive Officer of the Company in May 1997, received $743,835 in aggregate cash compensation comprising $500,000 in base salary and $243,835 in incentive compensation. His incentive compensation was targeted at a bonus of 0.5% of net income if the Company's earnings per share performance for the 1998 fiscal year met 100% of budgeted earnings per share, subject to adjustments for extraordinary items. Mr. Foster did not receive a salary increase in fiscal year 1998.

     The decisions of the Committee depend significantly on quantitative market data and recommendations of impartial third party consultants. The Committee believes its decisions are consistent with the Company's business objectives and performance expectations and have been made in the best interests of the Company and its stockholders.

                                          THE COMPENSATION COMMITTEE

                                             Robert G. Stone, Jr., Chairman
                                             E. Martin Gibson
                                             Siri S. Marshall
                                             Stephen E. O'Neil

     Notwithstanding anything set forth in any of the Company's previous filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding report and the performance graph that follows shall not be incorporated by reference into any such filings.

PERFORMANCE GRAPH

     The following performance graph compares the cumulative total stockholder return of the Company's Common Stock to the S&P 500 Composite Stock Index and the S&P Healthcare Index for the period from June 30, 1993 through June 30, 1998. The graph assumes that $100 was invested in each of the Company's Common Stock, the S&P 500 and the companies listed on the S&P Healthcare Index on June 30, 1993 and that any dividends were reinvested.

                COMPARISON OF FIVE YEARS CUMULATIVE TOTAL RETURN
                        FOR THE YEAR ENDED JUNE 30, 1998

               NOVACARE, INC.       S & P 500      S & P HEALTH CARE
6/93               $100               $100               $100
6/94                 81                114                 88
6/95                 96                115                 88
6/96                 49                145                128
6/97                 46                183                178
6/98                 84                247                262


EMPLOYMENT AGREEMENTS

     In July 1994, the Company entered into an employment agreement with John H. Foster, Chairman of the Board of the Company. The agreement was amended on February 2, 1995 and was further amended as of July 1, 1998. The term of the agreement expires on June 30, 2000 and the agreement provides for automatic one-year extensions commencing one year prior to termination in June 2000 and continuing on each subsequent anniversary until either party shall give the other notice of non-extension. The agreement provides for Mr. Foster to receive an annual base salary, currently $300,000, subject to increases in accordance with the policies of the Company, and to be eligible for an annual cash bonus opportunity equal to 100% of base salary. In the event of Mr. Foster's death, disability or voluntary termination, he shall be entitled to pro-rated bonus compensation for the fiscal year during which such event occurs. The agreement also provides that if Mr. Foster is terminated by the Company without cause, or if Mr. Foster resigns subsequent to a change in control of the Company, a material diminution of his position, authority or compensation or his removal by the Company as Chairman of the Board, then Mr. Foster shall be entitled to (i) his base salary and certain other benefits for a period of two years from the date of such event, and (ii) bonus compensation in an amount equal to (a) his pro-rated bonus compensation for the fiscal year of such resignation or termination, plus (b) a final bonus calculated, depending on the date of such resignation or termination, to equal his bonus payment for the previous fiscal year or the greater of his bonus payment for the previous fiscal year or the entire then-current fiscal year, and an additional payment equal to one-half of such final bonus. The agreement also provides that Mr. Foster shall be entitled to the advance of certain expenses in connection with legal proceedings arising in connection with his service as an officer or director of the Company. The agreement further provides Mr. Foster the use of the Company's private aircraft and certain other benefits.

     In July 1996, the Company entered into an amended employment agreement with Timothy E. Foster, Chief Executive Officer of the Company. On May 15, 1998, the agreement was further amended. The agreement provides for a three-year term of employment with automatic one-year extensions commencing July 1, 1999 and continuing on each subsequent anniversary until either party shall give the other notice of non-extension at least one year before any renewal date. The agreement, as amended, provides for Mr. Foster to receive an annual base salary, currently $500,000, subject to increases in accordance with the policies of the Company, and to be eligible for an annual cash bonus opportunity equal to 100% of base salary. In the event of Mr. Foster's death, disability or voluntary termination, he shall be entitled to pro-rated bonus compensation for the fiscal year during which such event occurs. The agreement further provides Mr. Foster the use of the Company's private aircraft and certain other benefits. The agreement also provides that if Mr. Foster is terminated by the Company without cause, or if Mr. Foster resigns subsequent to a change in control of the Company, a material diminution of his position, authority or compensation or the Company's failure to cause Mr. Foster's election to the Board of Directors, then Mr. Foster shall be entitled to his base salary and certain other benefits for a period of two years from the date of such event and bonus compensation in an amount equal to (a) his pro-rated bonus compensation for the fiscal year of such resignation or termination plus (b) a final bonus calculated, depending on the date of such resignation or termination, to equal his bonus payment for the previous fiscal year or the greater of his bonus payment for the previous fiscal year or the entire then-current fiscal year, and an additional payment equal to one-half of such final bonus. The agreement also provides that Mr. Foster shall be entitled to the advance of certain expenses in connection with legal proceedings arising in connection with his service as an officer or director of the Company.

     In April 1997, the Company entered into an employment agreement with James
W. McLane, President and Chief Operating Officer of the Company. That agreement was amended on May 12, 1998 and on July 1, 1998. The agreement provides for a five-year term of employment, commencing May 1, 1997, with automatic one-year extensions commencing April 30, 2001 and continuing on each subsequent anniversary until either party shall give the other notice of non-extension at least one year before any renewal date. The agreement provides for Mr. McLane to receive an annual base salary, currently $465,000, subject to increases in accordance with the policies of the Company, and to be eligible for an annual cash bonus opportunity equal to 100% of base salary. In the event of Mr. McLane's death, disability or voluntary termination, he shall be entitled to pro-rated bonus compensation for the fiscal year during which such event occurs. In fiscal year 1997, Mr. McLane received a grant of options to purchase 850,000 shares of Common Stock at an exercise price of $10.875 per share. The term of the options is 10 years. The right to purchase 100,000 shares of the Company's Common Stock under the options vested immediately. Rights to purchase the remaining 750,000 shares of Common Stock vest in equal annual installments of 20% and become exercisable in full in the event of a change in control of the Company. Mr. McLane's employment agreement further provides Mr. McLane the use of the Company's private aircraft and certain other benefits. The agreement also provides that if Mr. McLane is terminated by the Company without cause, or if Mr. McLane resigns subsequent to a change in control of the Company, a material diminution of his position, authority or compensation or the Company's failure to cause Mr. McLane's election to the Board of Directors, then Mr. McLane shall be entitled to his base salary and certain other benefits for a period of two years from the date of such event and bonus compensation in an amount equal to
(a) his pro-rated bonus compensation for the fiscal year of such resignation or termination plus (b) a final bonus calculated, depending on the date of such resignation or termination, to equal his bonus payment for the previous fiscal year or the greater of his bonus payment for the previous fiscal year or the entire then-current fiscal year, and an additional payment equal to one-half of such final bonus.

     Effective as of July 1, 1998, Mr. McLane received an additional grant of options, subject to the approval of the stockholders of the Company, to purchase 150,000 shares of Common Stock at an exercise price of $11.50 per share. Those options have a 10 year term and are exercisable in cumulative annual installments of 20%. All such options become exercisable in full in the event of a change in control of the Company. See "III. Approval of the Grant to an Executive Officer of Option to Purchase Common Stock".

     In January 1995, the Company entered into an employment agreement with Daryl A. Dixon, President and General Manager -- Long Term Care Services Division of the Company. The agreement, which was amended in October 1997, provides for a five-year term of employment and provides for automatic one-year extensions commencing one year prior to termination and continuing on each subsequent anniversary until either party shall give the other notice of non-extension. The agreement provides for Mr. Dixon to receive an annual base salary, currently $383,000, subject to increases in accordance with the policies of the Company, and to be eligible for an annual cash bonus equal to 50% of his base salary. In the event of Mr. Dixon's death, disability, voluntary termination or termination by the Company without cause, he shall be entitled to pro-rated bonus compensation for the fiscal year of such event. The agreement also provides for the grant of options to purchase the Company's Common Stock. All options granted to Mr. Dixon become fully vested upon a change in control of the Company. The agreement also provides for a loan by the Company to Mr. Dixon in the amount of $450,000, bearing no interest and payable in equal annual installments of $90,000 over five years, with such loan to be forgiven in $90,000 installments on each payment date provided that Mr. Dixon is employed by the Company, or forgiven in its entirety in the event of Mr. Dixon's death or disability; in addition, on such payment dates Mr. Dixon shall receive additional payments over such five-year period aggregating $26,224. The agreement also provides that if Mr. Dixon is terminated by the Company without cause, he shall be entitled to his base salary and certain other benefits for a period of two years, and the unpaid balance of such loan shall be forgiven by the Company in installments without regard to the requirement that Mr. Dixon be employed by the Company. Mr. Dixon has a separate agreement relating to relocation under which he has received a loan of $33,556.63, at an interest rate of prime plus 1%, which was forgiven in four equal annual installments beginning on August 1, 1994.

     Effective January 1, 1996, the Company entered into an employment agreement with Ronald G. Hiscock, President and General Manager of the Outpatient Division of the Company. The agreement, which was amended on March 18, 1998, provides for an annual base salary, currently $320,000, subject to increases in accordance with the policies of the Company, and an annual cash bonus opportunity equal to 50% of base salary. The agreement also provides for the grant to Mr. Hiscock of options to purchase 50,000 shares of the Company's Common Stock at an exercise price of $5.75 per share. Those options vest in cumulative annual increments of 20% beginning in December 1996, have a 10 year term and become fully vested upon a change in control of the Company. The agreement provides that Mr. Hiscock shall be eligible for additional option grants based on performance. The agreement also provides that if Mr. Hiscock is terminated by the Company without cause or if Mr. Hiscock resigns subsequent to a change in control of the Company, or a material diminution of his position, authority or compensation immediately prior to a change in control of the Company, then Mr. Hiscock shall be entitled to his base salary and certain other benefits for a period of one year from the date of such event and bonus compensation in an amount equal to his pro-rated bonus compensation for the fiscal year of such resignation or termination. In addition, the agreement provides that Mr. Hiscock shall be entitled to these same benefits if Mr. Hiscock's principal employment site is relocated more than 50 miles after a change in control and Mr. Hiscock resigns not less than one year after the change in control (but not more than two years after the event giving rise to the change in control).

CERTAIN TRANSACTIONS

     Since January 1993, the Company has subleased office space to certain companies controlled by John H. Foster, Chairman of the Board of the Company, in his capacity as chairman of the board, chief executive officer or general partner of the principal stockholders of such companies. The Company paid base rent at an annual rate of $14.00 per square foot through December 1997 and $17.50 per square foot from January 1998 through December 2003. The companies controlled by Mr. Foster will pay base rent at a rate equal to the Company's cost, including reimbursement for leasehold improvements made by the Company, through

December 2003 for their respective areas under sublease as follows: Foster Management Company, 5,728 square feet; Integra, Inc., 11,324 square feet; and Valley Forge Dental Associates, Inc., 4,007 square feet.

     Timothy E. Foster, Chief Executive Officer and a director of the Company, serves as a director of Integra, Inc. and Valley Forge Dental Associates, Inc.; and Stephen E. O'Neil, a director and member of the Compensation and Audit Committees of the Company, serves as a director of Valley Forge Dental Associates, Inc. Each of the foregoing companies is controlled by John H. Foster.

INFORMATION CONCERNING CERTAIN STOCKHOLDERS

     The shareholdings as of August 15, 1998 of the only persons known to the Company to own beneficially more than five percent (5%) of the outstanding shares of the Common Stock other than John H. Foster, whose shareholdings are set forth above under "I. Election of Directors" and whose address is 1016 W. Ninth Avenue, King of Prussia, Pennsylvania 19406, and the shareholdings as of August 15, 1998 of all directors and officers of the Company as of such date as a group (according to information furnished by them to the Company) are set forth in the following table. The shareholdings of the five named executive officers of the Company (except for Daryl A. Dixon and Ronald G. Hiscock, whose shareholdings are set forth in the table below) are set forth above under "I. Election of Directors." Except as indicated in the footnotes to the table, all of such shares are owned with sole voting and investment power.

                                         SHARES OF COMMON STOCK
                 NAME                      OWNED BENEFICIALLY        PERCENT OF CLASS
                 ----                    ----------------------      ----------------
GeoCapital Corporation
767 Fifth Avenue
New York, New York.....................        4,279,133(1)                6.8%
Warburg Pincus Asset Management,
  Inc..................................        3,187,800                   5.1%
All Directors and Officers as a Group
  (20 persons).........................        6,302,747(2)(3)             9.6%
Daryl A. Dixon.........................           96,770(4)                  *
Ronald G. Hiscock......................          114,726(5)                  *

- ---------------
 *  Less than one percent.

(1) GeoCapital Corporation does not have voting power with respect to these shares.

(2) See footnotes 2 through 10 on pages 4 and 5.

(3) Includes 3,404,506 shares of the Company's Common Stock presently issuable upon exercise of options and 4,137 shares issuable on conversion of convertible debt securities. In addition, all directors and officers of the Company as a group beneficially own 78,387 shares of NCES Common Stock, 55,837 of such shares presently issuable upon exercise of options.

(4) Includes 90,520 shares of the Company's Common Stock presently issuable upon exercise of options and 25 shares owned by Mr. Dixon's spouse. In addition, Mr. Dixon owns 2,000 shares of NCES Common Stock presently issuable upon exercise of options.

(5) Includes 112,226 shares of the Company's Common Stock presently issuable upon exercise of options. In addition, Mr. Hiscock owns 2,000 shares of NCES Common Stock presently issuable upon exercise of options.

                II. APPROVAL OF NOVACARE 1998 STOCK OPTION PLAN

     Subject to the approval of the stockholders of the Company, the Board of Directors has adopted the Company's 1998 Stock Option Plan (the "Plan"). The Plan will provide for option grants to management-level employees based on such employees' job level and scope of responsibilities. The affirmative vote of a majority of the Common Stock present or represented and entitled to vote at the Meeting is required for approval of the Plan. The text of the Plan is set forth in Exhibit A hereto and the following discussion of the material features of the Plan is qualified by reference to the text of the Plan attached hereto as Exhibit A.

     The purpose of the Plan is to provide for the continued availability of options as a method to compensate senior managers, including new hires, and to align incentives for such managers with the interests of stockholders to increase stockholder value. There will be 2,800,000 shares available for grant of options under the Plan. The closing price of the Common Stock on the New York Stock Exchange on September 29, 1998 was $3.00.

                                SUMMARY OF PLAN

     The following is a summary of significant features of the Plan and a description of the principal tax and accounting implications that will be in effect if the Plan is adopted. This summary is not a complete description of the provisions of the Plan and is qualified in its entirety by reference to the full text of the Plan, a copy of which is attached to this Proxy Statement as Exhibit A and incorporated herein by reference.

     The Plan provides for the issuance of options to purchase up to 2,800,000 shares of the Company's Common Stock. The Compensation Committee of the Board of Directors administers the Plan. The Compensation Committee is made up of four members of the Board of Directors. No current member of the Compensation Committee is or has been an employee or officer of the Company.

     Options granted under the Plan may be either incentive stock options designed to meet the requirements of Section 422 of the Internal Revenue Code (the "Code") or non-statutory options not intended to comply with such requirements. There are no tax consequences upon issuance of a non-statutory option. Upon exercise of a non-statutory option, the holder will realize taxable income to the extent of the difference between the exercise price and the market price of the Common Stock on the date of exercise, and the Company will have a deductible expense equal to the option holder's realized taxable income. Upon the sale of shares purchased upon such exercise, the optionee will realize capital gain or loss measured by the difference between the amount realized on the sale and the fair market value of the shares at the time of exercise of the option. In the case of options granted to executive officers and other principal officers, directors and greater than ten percent stockholders of the Company, income will be recognized upon exercise of a non-qualified option only if the option has been held for at least six months prior to exercise. If such option is exercised within six months after the date of grant, an officer, director or greater than ten percent stockholder will recognize income on the date six months after the date of grant, unless he or she files an election under Section 83(b) of the Code to be taxed on the date of exercise.

     In contrast, an optionee will not be taxed upon exercise of an incentive stock option and the Company will not be entitled to a deduction from income in respect thereof. If the optionee retains the shares transferred to him or her upon exercise of an incentive stock option for more than one year after the date of issuance of the stock and two years after the date of grant of the option, any gain or loss realized on a subsequent sale of the shares by the optionee will be treated as long-term capital gain or loss. If, on the other hand, the optionee sells the shares within one year after the date of transfer or two years after the date of grant of the option, the optionee will realize ordinary income, and the Company will be entitled to a deduction from income, to the extent of the excess of the value of the shares on the date of exercise or the amount realized on the sale (whichever is less) over the exercise price. Any excess of the sale price over the value of the shares on the date of exercise will be treated as capital gain. The spread between the fair market value of the shares on the date of exercise and the exercise price constitutes an item of tax preference for purposes of the alternative minimum tax which, under certain circumstances, could cause tax liability as a result of the exercise.

     The term of options granted under the Plan is determined by the Compensation Committee, but may not exceed ten years. The vesting schedule for options is determined by the Compensation Committee. Options may be transferable by will and the laws of descent and distribution, or in certain circumstances to individuals related to the optionee.

     Options under the Plan may be granted to key employees, including officers or directors, of the Company or any subsidiary or parent of the Company. The exercise price of options granted under the Plan is determined by the Compensation Committee, but cannot be less than the market value of the underlying stock on the date of grant. In addition, absent stockholder approval, the Board may not reprice outstanding options issued under the Plan. The purchase price for an option may be paid in cash, in Common Stock of the Company, or in a combination of both. The Company may lend an employee the purchase price or may guarantee a loan by a third party to the employee for the purchase price. It is not possible to determine in advance which eligible individuals will receive options.

     Options may not be exercised after termination of employment, except that options exercisable on the date of termination may be exercised within three months after termination, if termination is by the Company. All options become fully vested and may be exercised for three months following termination, if termination is caused by death. The maximum number of shares subject to options that may be granted to any one person under the Plan is 500,000 per year.

     In the event of a merger or consolidation in which the Company is not the surviving corporation, or any other transaction resulting in a change of control, all outstanding options become fully vested pursuant to the Plan.

     Management of the Company has determined that the marketplace demands that the Company maintain a stock option plan that provides for annual grants of options to management-level employees based on such employees' job level and scope of responsibility rather than on a measurement of Company performance.

     The Board of Directors believes that the Plan is in the best interests of the Company. THE BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS VOTE FOR THE APPROVAL OF THE PLAN. It is the intention of the persons named in the accompanying form of proxy to vote the shares represented thereby in favor of the approval of the Plan, unless otherwise instructed therein. If the Plan is not approved, the Board of Directors will consider the appropriateness of alternative compensation for management level employees.

             III. APPROVAL OF THE GRANT TO AN EXECUTIVE OFFICER OF
                        OPTIONS TO PURCHASE COMMON STOCK

     As of July 1, 1998, subject to the approval of the stockholders of the Company, in recognition of his contributions to the Company and its values, Mr. James W. McLane was granted an option to purchase 150,000 shares of the Company's Common Stock at an exercise price of $11.50 per share, the market price of the Common Stock on the effective date of the grant. The term of the option is 10 years. Rights to purchase the shares of Common Stock will vest in equal annual increments of 20% (i.e., 30,000 shares) during the first five years of the option term. The option becomes exercisable in full in the event of a change in control of the Company.

     The Board of Directors believes that Mr. McLane has been and will continue to be a valuable part of the Company's executive management team. His experience with managed care, the payer side of health care and health care policy development on the national level has benefited, and is expected to continue to benefit, the Company greatly as the health care marketplace turns farther toward managed care and the integrated delivery of health care services.

     Upon issuance of such options, there are no federal income tax consequences to the Company or Mr. McLane. Upon exercise of the options, Mr. McLane will realize taxable income to the extent of the difference between the exercise price and the market price for the Common Stock on the date of exercise, and the Company will have a deductible expense equal to Mr. McLane's realized taxable income.

     The purpose of such grant of options is to induce Mr. McLane to continue in the employ of the Company, to reward him for his performance, and to provide him with an incentive to create significant appreciation in value for the stockholders of the Company.

     The following table sets forth the benefits that may be received by Mr. McLane if the grant of options to purchase Common Stock is approved. The closing price of the Common Stock on September 29, 1998 was $3.00.

                               NEW PLAN BENEFITS

                   GRANT OF OPTIONS TO PURCHASE COMMON STOCK
                             TO JAMES W. MCLANE (1)

                   NAME AND POSITION                     DOLLAR VALUE($)    NUMBER OF UNITS
                   -----------------                     ---------------    ---------------
James W. McLane........................................           --            150,000
  President and Chief Operating Officer

- ---------------
(1) Under this grant of options to James W. McLane no options or other benefits will accrue to any current directors, any executive officers, or any other current employees of the Company other than Mr. McLane.

     The Board of Directors believes that the grant is in the best interests of the Company. THE BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS VOTE FOR THE APPROVAL OF THE GRANT OF OPTIONS TO JAMES W. MCLANE. It is the intention of the persons named in the accompanying form of proxy to vote the shares represented thereby in favor of the approval of the grant of options unless otherwise instructed therein. If the grant is not approved, the Board of Directors will consider the appropriateness of alternative compensation for Mr. McLane.

            IV. RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

     The Board has selected PricewaterhouseCoopers LLP to serve as independent accountants for the Company for the fiscal year ending June 30, 1999.

     PricewaterhouseCoopers LLP has served as independent accountants for the Company since 1989 and, although it is not required to do so, the Board is submitting its selection of the Company's independent accountants for ratification at the Meeting, in order to ascertain the views of stockholders regarding such selection. If the selection is not ratified, the Board will reconsider its selection.

     THE BOARD RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS VOTE FOR RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP TO AUDIT THE FINANCIAL STATEMENTS OF THE COMPANY FOR THE COMPANY'S FISCAL YEAR ENDING JUNE 30, 1999. It is the intention of the persons named in the accompanying form of proxy to vote the shares represented thereby in favor of such ratification unless otherwise instructed therein.

     A representative of PricewaterhouseCoopers LLP will be present at the Meeting with the opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions.

                                V. OTHER MATTERS

     The Board does not know of any other matters which may be brought before the Meeting. However, if any such other matters are properly presented for action, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented thereby in accordance with their judgment on such matters.

                               VI. MISCELLANEOUS

     All costs relating to the solicitation of proxies of holders of Common Stock will be borne by the Company. Proxies may be solicited by officers, directors and regular employees of the Company and its subsidiaries personally, by mail or by telephone or otherwise. The Company may pay brokers and other persons holding shares of stock in their names or those of their nominees for their reasonable expenses in sending soliciting material to their principals. In addition, the Company has retained Morrow & Company ("Morrow") to assist in its solicitation of proxies from brokers, nominees, institutions and individuals. The Company's agreement with Morrow provides for a one-time fee of $6,000, plus $5.00 per call to individual stockholders, as well as reimbursement of expenses.

     It is important that proxies be returned promptly. Stockholders who do not expect to attend the Meeting in person are urged to mark, sign and date the accompanying proxy and mail it in the enclosed return envelope, which requires no postage if mailed in the United States, so that their votes can be recorded.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under Section 16(a) of the Exchange Act, directors and executive officers of the Company are required to make certain filings on a timely basis with the Securities and Exchange Commission. To date all required filings have been made on a timely basis.

STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be presented at the next Annual Meeting of Stockholders of the Company must be received by the Company at its principal executive offices by June 4, 1999 in order to be considered for inclusion in the Company's proxy statement relating to such meeting. In the event that a stockholder fails to notify the Company by August 18, 1999 of an intent to be present at the Company's 1999 Annual Meeting of Stockholders in order to present a proposal for a vote, the Company will have the right to exercise its discretionary authority to vote against the proposal, if presented, without including any information about the proposal in its proxy materials.

ANNUAL REPORT ON FORM 10-K

     A copy of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1998, which has been filed with the Securities and Exchange Commission, is included in the Annual Report accompanying this Proxy Statement.

October 2, 1998

                                                                       EXHIBIT A

                        NOVACARE 1998 STOCK OPTION PLAN

                    ARTICLE I -- PURPOSE AND EFFECTIVE DATE

     SEC.1.1. PURPOSE. The purpose of the Plan is to provide financial incentives for selected members of management, certain key consultants and advisors and members of the Board of the Company, thereby promoting the long-term growth and financial success of the NovaCare Group by (i) attracting and retaining individuals of outstanding ability, (ii) strengthening the NovaCare Group's capability to develop, maintain, and direct a competent management team, (iii) providing an effective means for participants to acquire and maintain ownership of Company Stock, (iv) motivating participants to achieve long-range Performance Goals and objectives and (v) providing incentive compensation opportunities competitive with those of other major corporations.

     SEC.1.2. EFFECTIVE DATE AND EXPIRATION OF PLAN. Subject to shareholder approval, the Plan is effective September 28, 1998. Unless earlier terminated by the Board, the Plan shall terminate on the tenth anniversary of its Effective Date. No Option shall be granted pursuant to the Plan after its termination date, but exercise and payment of Options granted prior to the termination date may extend beyond that date.

                           ARTICLE II -- DEFINITIONS

     The following words and phrases, as used in the Plan, shall have these meanings:

     SEC.2.1.  "ACT" means the Securities Exchange Act of 1934, as amended.

     SEC.2.2.  "BOARD" means the Board of Directors of the Company.

     SEC.2.3.  "CHANGE IN CONTROL" means any of the following events:

     (a) a "person" (meaning an individual, a partnership, or other group or association as defined in Sections 13(d) and 14(d) of the Act), either (A) acquires twenty percent (20%) or more of the combined voting power of the outstanding securities of the Company having a right to vote in elections of directors and such acquisition shall not have been approved within sixty (60) days following such acquisition by a majority of the Continuing Directors then in office or (B) acquires fifty percent (50%) or more of the combined voting power of the outstanding securities of the Company having a right to vote in elections of directors; or

     (b) Continuing Directors shall for any reason cease to constitute a majority of the Board; or

     (c) all or substantially all of the business and/or assets of the Company is disposed of by the Company to a party or parties other than a subsidiary or other affiliate of the Company, pursuant to a partial or complete liquidation of the Company, sale of assets (including stock of a subsidiary of the Company) or otherwise; or

     (d) one or more of the Company's operating businesses are distributed to shareholders by means of a spin-off, split-off, split-up, stock split, stock dividend or other similar transaction, as determined by the Board of Directors.

     SEC.2.4.  "CODE" means the Internal Revenue Code of 1986, as amended.

     SEC.2.5. "COMMITTEE" means the Compensation Committee of the Board. All members of the Committee shall be "Outside Directors," as defined or interpreted for purposes of Section 162(m) of the Code, and "Disinterested Persons," within the meaning of Rule 16b-3 under the Act.

     SEC.2.6.  "COMPANY" means NovaCare, Inc. and any successor corporation.

     SEC.2.7. "COMPANY STOCK" means common stock of the Company, or such other class or kind of shares or other securities resulting from the application of
Section 6.2.

     SEC.2.8. "CONTINUING DIRECTOR" means a member of the Board who either was a member of the Board on the Effective Date or who subsequently became a member and whose election, or nomination of election, was approved by a vote of at least two-thirds of the Continuing Directors then in office.

     SEC.2.9.  "EFFECTIVE DATE" means September 28, 1998.

     SEC.2.10. "FAIR MARKET VALUE" means, as of any specified date, an amount equal to the mean between the reported high and low prices of actual sales of Company Stock on the New York Stock Exchange or, if no sale was made on such date, on the last preceding day on which the Company Stock was traded.

     SEC.2.11. "GRANT DATE" means the date that an Option is granted to a Participant, which shall be specified by the Committee in the applicable Option Letter.

     SEC.2.12. "INCENTIVE STOCK OPTION" means an Option which meets the requirements of Section 422 of the Code and which is designated as such in the applicable Option Letter.

     SEC.2.13. "NONQUALIFIED STOCK OPTION" means an Option not intended to be an Incentive Stock Option and designated as a Nonqualified Stock Option in the applicable Option Letter.

     SEC.2.14.  "NOVACARE GROUP" means the Company and any Subsidiary or Parent.

     SEC.2.15. "OPTION" means the right, granted from time to time under the Plan, to purchase Company Stock for a specified period of time at a stated price. An Option may be either a Nonqualified Stock Option or an Incentive Stock Option.

     SEC.2.16. "OPTION LETTER" means a written confirmation of an Option under the Plan furnished to the Participant.

     SEC.2.17. "OPTION PRICE" means the price at which Company Stock may be purchased under an Option.

     SEC.2.18. "PARENT" means a parent corporation of the Company within the meaning of Section 425(e) of the Code.

     SEC.2.19. "PARTICIPANT" means (i) a member of the NovaCare Group's management team who is an employee of any member of the NovaCare Group, (ii) an advisor or consultant providing services to a member of the NovaCare Group,
(iii) a member of the Board or (iv) a non-continuing director of an acquired company or a company with which the NovaCare Group combines and who does not become an employee or director of the NovaCare Group, in each case, who is designated by the Committee as eligible to participate in the Plan and who is awarded an Option under the Plan. Unless otherwise determined by the Board, no member of the Board who serves on the Committee shall be eligible to participate in the Plan.

     SEC.2.20. "PERFORMANCE GOALS" means goals established by the Committee pursuant to Article IV.

     SEC.2.21. "PERSONAL REPRESENTATIVE" means the person or persons who, upon the death, disability, or incompetency of a Participant, shall have acquired, by will or by the laws of descent and distribution or by other legal proceedings, the right to exercise an Option theretofore granted to such Participant.

     SEC.2.22.  "PLAN" means the NovaCare, Inc. 1998 Stock Option Plan.

     SEC.2.23. "SUBSIDIARY" means a corporation, domestic or foreign, the majority of the voting stock of which is owned directly or indirectly by the Company or a subsidiary corporation within the meaning of Section 425(f) of the Code.

                         ARTICLE III -- ADMINISTRATION

     SEC.3.1. COMMITTEE TO ADMINISTER. The Plan shall be administered by the Committee. The Committee shall have full power and authority to interpret and administer the Plan and to establish and amend rules and regulations for its administration. The Committee's decisions shall be final and conclusive with respect to the interpretation of the Plan and any Option granted under it.

     The Board shall designate one of the members of the Committee as its Chairman. The Committee shall hold its meetings at such times and places as it may determine which may include a meeting by conference telephone call held in accordance with applicable law. Action may be taken without a meeting if written consent thereto is given in accordance with applicable law. A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination reduced to writing and signed by all members shall be as effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a secretary (who need not be a member of the Committee). No member of the Committee shall be liable for any act or omission with respect to his service on the Committee, if he acts in good faith and in a manner he reasonably believes to be in or not opposed to the best interests of the Company. Service on the Committee shall constitute service as a director of the Company for all purposes.

     SEC.3.2.  POWERS OF COMMITTEE.

     (a) Subject to the provisions of the Plan, the Committee shall have authority, in its discretion, to determine those individuals who shall receive an Option, the time or times when such Option shall be granted, the vesting schedule, if any, for the Option and the type of Option to be granted and the number of shares to be subject to each Option.

     (b) The Committee shall determine and set forth in an Option Letter the terms of each Option (which terms shall not be inconsistent with the terms of the Plan), including such terms, restrictions, and provisions as shall be necessary to cause certain options to qualify as Incentive Stock Options. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Option Letter relating to an Option, in such manner and to the extent the Committee shall determine in order to carry out the purposes of the Plan. The Committee may, in its discretion, accelerate the date on which any Option may be exercised, if the Committee determines that to do so will be in the best interests of the Company and the Participants in the Plan.

                              ARTICLE IV -- AWARDS

     SEC.4.1. SHARES AVAILABLE UNDER THE PLAN. The Company Stock to be offered under the Plan will be authorized but unissued Company Stock or Company Stock previously issued and outstanding and reacquired by the Company. Subject to adjustment under Section 6.2, the total number of shares of Company Stock available for Options under the Plan shall be 2,800,000. Any shares of Company Stock tendered in exercise of an Option or subject to an Option that for any reason is canceled or terminated without having been exercised shall again be available for grants of Options under the Plan.

     SEC.4.2. LIMITATION ON AWARDS. The maximum number of shares for which Options may be granted to any Participant in any one Fiscal Year shall not exceed 500,000 shares.

     SEC.4.3.  PERFORMANCE GOALS.

     (a) Establishment of Goals. The Committee may establish, in writing, Performance Goals, which shall be set forth in the applicable Option Letter.

     (b) Criteria for Goals. Performance Goals will be comprised of specified annual levels of one or more performance criteria as the Committee may deem appropriate. Such goals may include, but shall not be limited to, earnings per share, net earnings, operating earnings, unit volume, net sales, market share, balance sheet measurements, revenue, cash flow, cash return on assets, shareholder return, return on equity, return on capital or other value-based performance measures. The Committee may disregard or offset the effect of any special charges or gains, the cumulative effect of a change in accounting, or the effect of other expenses or losses that are unusual in nature or infrequent in occurrence, in determining the attainment of Performance Goals.

                           ARTICLE V -- STOCK OPTIONS

     SEC.5.1. AWARD OF STOCK OPTIONS. The Committee may, from time to time, subject to the limitations and provisions of the Plan and such terms and conditions as the Committee may prescribe, grant Options to any Participant. Each Option Letter shall state whether the Option is an Incentive Stock Option or Nonqualified Stock Option.

     SEC.5.2. VESTING. Options granted under the Plan may be subject to a vesting schedule set forth in the applicable Option Letter. Any restrictions and conditions with respect to the time and method of vesting of Options shall be prescribed by the Committee.

     SEC.5.3. OPTION PRICE. The Option Price of Company Stock under each Option shall be determined by the Committee, but in the case of an Incentive Stock Option shall be a price not less than 100 percent of the Fair Market Value of Company Stock at the date such Option is granted. With respect to Incentive Stock Options granted to a Participant who at the time such Option is granted owns Company Stock possessing more than ten percent (10%) of the total combined voting power of all classes of Company Stock, the Option Price of Company Stock under such Option shall be a price not less than 110 percent of the Fair Market Value of Company Stock at the date such Option is granted.

     SEC.5.4. OPTION PERIOD. Each Option granted shall expire ten (10) years from its Grant Date, and shall be subject to earlier termination under the terms of the Plan; provided, however, that if an Incentive Stock Option is granted to a Participant who at the time such Option is granted owns Company Stock possessing more than ten percent (10%) of the total combined voting power of all classes of Company Stock, such Option shall not be exercisable in full or in part after the expiration of five (5) years from the Grant Date.

     SEC.5.5.  OPTION LETTER.  Each Option shall be evidenced by a Option
Letter.

     SEC.5.6. OPTION EXERCISE AND PAYMENT. Options may be exercised from time to time by giving notice to the Company, or the agent of the Company, specifying the number of shares to be purchased. The notice of exercise shall be accompanied by payment in full of the Option Price in cash or a check payable to the order of the Company or, at the Committee's discretion, the Option Price may be paid in whole or in part through the transfer to the Company of shares of Company Stock which has a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Company Stock as to which such Option shall be exercised. For the purpose of assisting a Participant to exercise an Option, the Company may make loans to the Participant or guarantee loans made by third parties to the Participant, on such terms and conditions as the Board may authorize. The Company shall not issue or transfer Company Stock upon exercise of an Option until the Option Price is fully paid

     SEC.5.7. PAYMENT OF TAXES. The Company shall have the power to withhold, or require a Participant to remit to the Company, any federal, state, local or foreign taxes required to be paid in connection with any Option, the exercise thereof and the transfer of Company Stock pursuant to this Plan.

     SEC.5.8. TERMINATION OF EMPLOYMENT. Unless otherwise specifically provided in the terms of a Option Letter, an Option granted to a Participant who is a employee of the NovaCare Group or a member of the Board may not be exercised after the Participant has ceased to be in the full-time employ of the Company or a member of the Board, except in the following circumstances:

     (a) If the Participant's employment or service is terminated by action of the Company, or by reason of disability or retirement under any retirement plan maintained by the Company, the Option may be exercised by the Participant within three months after such termination, but only as to any shares exercisable on the date the Participant's employment so terminates;

     (b) In the event of the death of the Participant during the three month period after termination of employment or service covered by Section 5.8(a), the Participant's Personal Representative shall have the remainder of such three month period to exercise any Options which were exercisable by the Participant at the time of his death;

     (c) In the event of the death of the Participant while employed or while a member of the Board, the Option shall thereupon become exercisable in full, and the Participant's Personal Representative shall have a period of one year from the date of the Participant's death to exercise such Option. The provisions of the foregoing sentence shall apply to any outstanding Options which are Incentive Stock Options to the extent permitted by Section 422A(b)(7) of the Code and such outstanding Options in excess thereof shall, immediately upon the occurrence of the event described in the foregoing sentence, be treated for all purposes of the plan as Nonqualified Stock Options and shall be immediately exercisable as such as provided in the foregoing sentence.

     (d) If the Participant is not an employee or member of the Board and is a non-continuing director of a company acquired by the Company or with which the Company has combined and the Company has become obligated to grant Options to such Participant as a result of such acquisition or combination.

     SEC.5.9. SHAREHOLDER RIGHTS AND PRIVILEGES. A Participant shall have no rights as a shareholder with respect to any shares of Company Stock covered by an Option until the issuance of shares to the Participant.

     SEC.5.10. REPRICING. Unless otherwise approved by a majority of the shareholders of the Company, the Committee shall not adjust or amend the exercise price of Options previously granted under the Plan, whether through amendment, cancellation or replacement Options or any other means.

                        ARTICLE VI -- GENERAL PROVISIONS

     SEC.6.1. TRANSFERABILITY. Except as provided below, Options may not be pledged, assigned or transferred for any reason during the Participant's lifetime and any attempt to do so shall be void and the relevant Option shall be forfeited. With the prior written approval of the Committee, a Nonqualified Stock Option may, at the election of the Participant, be transferred to the spouse or a descendant of the Participant, or a trust for the benefit of the spouse or descendants. With the prior written approval of the Committee, an Option that has been transferred to a spouse or a descendant of a Participant may be subsequently transferred. The transferee of the Participant shall, in all cases, be subject to the provisions of the applicable Option Letter. The rights of the transferee shall in no event be greater than the rights of the Participant.

     SEC.6.2. ADJUSTMENTS UPON CHANGES IN STOCK. In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure or shares of the Company, the Committee shall make such adjustments, if any, as it deems appropriate in the number and kind of shares subject to the Plan, in the number and kind of shares covered by outstanding Options, and in the Option price per share. The determinations and adjustments made by the Committee pursuant to this Section 6.2 shall be conclusive.

     SEC.6.3.  AMENDMENT, SUSPENSION, AND TERMINATION OF PLAN.

     (a) The Board may suspend or terminate the Plan or any portion thereof at any time.

     (b) The Committee may amend the Plan from time to time in such respects as the Committee may deem advisable in order that any Options thereunder shall conform to any change in applicable laws or regulations or in any other respect the Committee may deem to be in the best interests of the Company. No such amendment, suspension, or termination shall alter or impair any outstanding Options without the consent of the Participant adversely affected thereby.

     (c) With the consent of the Participant adversely affected thereby, the Committee may amend or modify any outstanding Options in any manner to the extent that the Committee would have had the authority under the Plan initially to grant such Options as so modified or amended, including without limitation, to change the date or dates as of which such Options may be exercised.

     SEC.6.4. NONUNIFORM DETERMINATIONS. The Committee's determinations under the Plan, including without limitation, (i) the determination of the Participants eligible to receive Options, (ii) the form, amount, and timing of such Options, (iii) the terms and provisions of such Options and (iv) the Option Letters evidencing the same, need not be uniform and may be made by it selectively among Participants who receive, or who are eligible to receive, Options under the Plan, whether or not such Participants are similarly situated.

     SEC.6.5. GENERAL RESTRICTION. Each Option under the Plan shall be subject to the condition that, if at any time the Committee shall determine that (i) the listing, registration, or qualification of the shares of Company Stock subject or related thereto upon any securities exchange or under any state or federal law, (ii) the consent or approval of any government or regulatory body or (iii) an agreement by the Participant with respect thereto, is necessary or desirable, then such Option shall not become exercisable in whole or in part unless such listing, registration, qualification, consent, approval, or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee.

     SEC.6.6. NO RIGHT TO EMPLOYMENT. Neither the action of the Company in establishing the Plan, nor any action taken by it or by the Board or the Committee under the Plan, nor any provision of the Plan, shall be construed as giving to any person the right to be retained in the employment or service of the Company or service as a member of the Board.

     SEC.6.7. EFFECTIVENESS OF PLAN. The Plan will not be made effective unless approved by a majority of the votes cast by the stockholders of the Company at a meeting of stockholders duly called and held for such purpose, and no Option granted hereunder shall be exercisable prior to such approval.

     SEC.6.8. GOVERNING LAW. To the extent that Federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware without reference to any conflict of laws principles.

                            VII -- CHANGE IN CONTROL

     SEC.7.1. EFFECT OF CHANGE ON OPTIONS. Subject to the Board's ability to amend this Plan but notwithstanding any provision of this Plan to the contrary, all outstanding Options shall become fully vested and exercisable in full upon a Change of Control.

                                  * * * * * *

     To record the adoption of the Plan, NovaCare, Inc. has caused its authorized officers to affix its corporate name and seal as of this 28th day of September, 1998

[CORPORATE SEAL]                          NOVACARE, INC.

Attest:

- ------------------------------------------------
- ------------------------------------------

                                                                 October 2, 1998

To the Participants in the NovaCare, Inc.
  401(k) Retirement Savings Plan:

     In connection with the Annual Meeting of Stockholders of NovaCare, Inc. to be held on November 5, 1998, participants in the NovaCare, Inc. 401(k) Retirement Savings Plan who have elected to purchase NovaCare stock are invited to review the enclosed Proxy Statement.

     Participants who desire to instruct the Plan trustee as to how they wish to vote shares of stock in which participants have an ownership interest through the Plan are invited to complete and return the enclosed instruction card. Shares of stock held through the Plan will be voted by the trustee as indicated on all returned instruction cards. Instruction cards must be received by October 30, 1998, in order for the Plan trustee to act upon participants' instructions. Please note the Plan trustee is required to hold participants' instructions in confidence and is not permitted to disclose the contents of these directions to NovaCare, Inc., or any employee or officer thereof. In accordance with the trust, shares held through the Plan for which no instruction cards are returned in a timely manner will not be voted.

                                          Sincerely,

                                          Trustee

                                [NOVACARE LOGO]

                                                   King of Prussia, Pennsylvania
                                                                 October 2, 1998

To the Participants in the NovaCare, Inc.
  1986 Stock Option Plan and Related Plans:

     Enclosed herewith are copies of (i) the NovaCare, Inc. Annual Report for the fiscal year ended June 30, 1998 (including NovaCare's Annual Report on Form 10-K for such fiscal year) and (ii) the Proxy Statement delivered to holders of NovaCare common stock in connection with the Annual Meeting (the "Meeting") of Stockholders of NovaCare, Inc. to be held on November 5, 1998.

     Although holders of options to purchase NovaCare common stock under the NovaCare 1986 Stock Option Plan and related plans are not entitled to vote at the Meeting with respect to such options, pursuant to the rules of the Securities and Exchange Commission, NovaCare is required to deliver to such holders the enclosed materials, which are provided herewith for your review and information.

                                [NOVACARE LOGO]

                                                   King of Prussia, Pennsylvania
                                                                 October 2, 1998

Holders of NovaCare, Inc. 5 1/2% Convertible
Subordinated Debentures Due 2000:

     Enclosed herewith are copies of (i) the NovaCare, Inc. Annual Report for the fiscal year ended June 30, 1998 (including NovaCare's Annual Report on Form 10-K for such fiscal year) and (ii) the Proxy Statement delivered to holders of NovaCare common stock in connection with the Annual Meeting (the "Meeting") of Stockholders of NovaCare, Inc. to be held on November 5, 1998.

     Although participants in the NovaCare, Inc. 5 1/2% Convertible Subordinated Debentures Due 2000 are not entitled to vote at the Meeting with respect to such Debentures, pursuant to the rules of the Securities and Exchange Commission, NovaCare is required to deliver to such holders the enclosed materials, which are provided herewith for your review and information.

                                [NovaCare Logo]

                                                   King of Prussia, Pennsylvania
                                                                 October 2, 1998

Participants in NovaCare, Inc. Supplemental Benefits Plan
Holding Interests Represented by NovaCare, Inc. Common Stock

     Enclosed herewith are copies of (i) the NovaCare, Inc. Annual Report for the fiscal year ended June 30, 1998 (including NovaCare's Annual Report on Form 10-K for such fiscal year) and (ii) the Proxy Statement delivered to holders of NovaCare common stock in connection with the Annual Meeting (the "Meeting") of Stockholders of NovaCare, Inc. to be held on November 5, 1998.

     Although participants in the NovaCare, Inc. Supplemental Benefits Plan holding interests represented by NovaCare, Inc. common stock are not entitled to vote at the Meeting with respect to such interests, pursuant to the rules of the Securities and Exchange Commission, NovaCare is required to deliver to such holders the enclosed materials, which are provided herewith for your review and information.

                                 NOVACARE, INC.

           PROXY -- ANNUAL MEETING OF STOCKHOLDERS -- NOVEMBER 5, 1998 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned, a stockholder of NOVACARE, INC., does hereby appoint JOHN
H. FOSTER and TIMOTHY E. FOSTER, or either of them, his or her proxies, with full power of substitution or resubstitution, to appear and vote all shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on Thursday, November 5, 1998 at 10:00 A.M., local time, or at any adjournment thereof, upon such matters as may properly come before the Meeting.

      The undersigned hereby instructs said proxies or their substitutes to vote as specified below on each of the following matters and in accordance with their judgement on any other matters which may properly come before the Meeting.

               (Continued and to be Completed on the Reverse Side)


                                                                SEE REVERSE SIDE

[X] PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE




                          FOR ALL NOMINEES LISTED         WITHHOLD AUTHORITY
                          BELOW (EXCEPT AS MARKED      TO VOTE FOR ALL NOMINEES
                           TO THE CONTRARY BELOW)            LISTED BELOW

1. Election of                      [ ]                           [ ]
   Directors

NOMINEES: Peter O. Crisp, John H. Foster, Timothy E. Foster, E. Martin Gibson,
          Siri S. Marshall, James W. McLane, Stephen E. O'Neil, George W. Siguler and Daniel C. Tosteson, M.D.

(INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name in the space provided below.)

____________________________________

                                                 FOR      AGAINST      ABSTAIN

2. Approval of Adoption of Long-Term             [ ]        [ ]          [ ]
   Compensation Plan


3. Approval of grants of options to an           [ ]        [ ]          [ ]
   executive officer

4. Ratification of PricewaterhouseCoopers        [ ]        [ ]          [ ]
   LLP as independent accountants

              The Board of Directors favors a vote "FOR" each item.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED THEY WILL BE VOTED IN FAVOR OF THE ITEM(S) FOR WHICH NO DIRECTION IS INDICATED.

IMPORTANT: Before returning this Proxy, please sign your name or names on the line(s) below exactly as shown thereon. Executors, administrators, trustees, guardians or corporate officers should indicate their full titles when signing. Where shares are registered in the name of joint tenants or trustees, each joint tenant or trustee should sign.


Dated: ________, 1998  Signature(s)_____________________________________ (L.S.)

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.